UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2007

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 19, 2007, the Compensation Committee of i2 Technologies, Inc. (the “Company”) approved the award of up to 400,000 restricted stock units to certain key employees of the Company, including the chief financial officer and the two named executive officers listed below, pursuant to the Company’s 1995 Stock Option/Stock Issuance Plan. Each restricted stock unit represents the right to receive one share (each, a “Share”) of common stock, par value $.00025 per share, of the Company. With respect to each awardee, one-third of the Shares shall vest on February 19, 2009 and the remaining two-thirds of the Shares shall vest on February 19, 2010 provided, in each case, such awardee remains in continuous service with the Company through such date and certain specified earnings per share performance goals are satisfied. The Shares may vest on an accelerated basis prior to such vesting dates upon the occurrence of a change in control.

The chief financial officer and such two named executive officers of the Company were awarded restricted stock units in the following amounts:

Michael Berry	50,000 units
Hiten Varia	50,000 units
Pallab Chatterjee	50,000 units

Each award was made pursuant to a restricted stock unit issuance agreement, a form of which is being filed as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by this reference into this Item 5.02 in its entirety. The summary of the awards contained in this Item 5.02 is qualified in its entirety by reference to such form restricted stock unit issuance agreement.

ITEM 9.01.	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description
10.1	Form of Restricted Stock Unit Issuance Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 23, 2007	i2 TECHNOLOGIES, INC.

	By:	/s/ John Harvey
John Harvey
Vice President and General Counsel